Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Dan Schumacher	Tim Nelson
Director of Investor Relations, Proto Labs	Padilla for Proto Labs
763-479-7240	612-455-1789
daniel.schumacher@protolabs.com	Tim.Nelson@PadillaCo.com

Proto Labs Reaches Agreement to Acquire RAPID,

Expands Services with Sheet Metal Fabrication

MAPLE PLAIN, MINN.—November 21, 2017—Proto Labs (NYSE: PRLB), a global leader in technology-enabled manufacturing, has entered into a definitive agreement to acquire privately held company Rapid Manufacturing Group, LLC (“RAPID”). RAPID is a New Hampshire-based custom parts supplier specializing in quick-turn sheet metal fabrication and CNC machining. With the acquisition, Proto Labs will be able to offer its customers another quick-turn manufacturing service while expanding its CNC machining capabilities.

“Quick-turn prototyping and low-volume manufacturing have always been at the core of RAPID, and this foundation makes us a natural fit with Proto Labs’ digital model,” said Jay Jacobs, founder of RAPID. “I’m excited about the opportunities our combined manufacturing services will provide for our customers who will now have a single source for a variety of manufacturing services, including injection molding and 3D printing.”

RAPID was founded in 2001 on the idea of using automation to provide custom sheet metal parts faster than traditional methods—a story that closely parallels Proto Labs’ own. Over the next 16 years, RAPID steadily grew its manufacturing operation in terms of both capabilities and scale, including the addition of CNC machining, and now operates in 140,000 sq. ft. of manufacturing space. The company currently employs approximately 300 people, and will expand Proto Labs’ team to more than 2,000 employees worldwide.

This expansion of Proto Labs’ services and capabilities reinforces its promise to customers to continue to seek ways to further optimize product development and improve supply chain efficiencies through a variety of digital manufacturing methods.

“We listen to our customers very closely to understand their needs,” explained Vicki Holt, Chief Executive Officer of Proto Labs. “We continue to look for opportunities to expand our capabilities to serve our existing customers and to expand our customer base. RAPID not only adds quick-turn and e-commerce-enabled sheet metal services to our portfolio, it also expands our machining capabilities to support larger and more complex projects. In addition, RAPID’s culture is highly aligned with that of Proto Labs, with a talented and experienced team that we are very excited to welcome to the Proto Labs family.”

Proto Labs, Inc. 5540 Pioneer Creek Drive Maple Plain, MN 55359 T 877-479-3680

Under the terms of the agreement, Proto Labs will acquire RAPID for an aggregate purchase price of $120 million consisting of $110 million in cash and $10 million in Proto Labs stock. RAPID’s 2017 annual revenue is forecasted to be approximately $45 million. The transaction is expected to close by the end of the year, subject to customary closing conditions.

Proto Labs will be hosting an analyst day on Tuesday, Dec. 12, where presentations will be given by Holt and members of Proto Labs’ leadership team discussing the company’s business strategies and growth opportunities including the acquisition of Rapid Manufacturing. A live webcast of the event will be available on the Proto Labs investor relations page at protolabs.com beginning at 10 a.m. EST on Tuesday, Dec. 12. A replay of the webcast will be available shortly after the event.

About RAPID

RAPID is a quick-turn manufacturer of sheet metal and CNC machined parts. The company has built a reputation of providing customers quotes within a day, and delivering prototype and low-volume production parts to customers fast. Since it opened its doors in Nashua, NH in 2001, the company has grown to over 300 employees with three manufacturing facilities. Visit rapidmanufacturing.com for more information.

About Proto Labs

Proto Labs is the world's fastest digital manufacturing source for rapid prototyping and on-demand production. The technology-enabled company produces custom parts and assemblies in as fast as 1 day with automated 3D printing, CNC machining, sheet metal fabrication, and injection molding processes. Its digital approach to manufacturing enables accelerated time to market, reduces development and production costs, and minimizes risk throughout the product life cycle. Visit protolabs.com for more information.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Proto Labs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the SEC. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or include terms such as “approximately,” “estimate,” “expected,” “plan,” “believe,” and variations of such words or similar expressions are intended to identify forward-looking statements

These forward-looking statements are based upon the expectations of management under current assumptions at the time of the press release. Proto Labs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Proto Labs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Proto Labs, Inc. 5540 Pioneer Creek Drive Maple Plain, MN 55359 T 877-479-3680